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                          MEMORANDUM OF AGREEMENT              October 18, 1996

This memorandum will record the agreement made between Evergreen International Technology Inc. ("Evergreen") and BrainTech, Inc. ("BrainTech) with respect to the allocation and sharing of common costs.

1. In this letter agreement, the following terms have the following definitions:

(a) "Personnel Costs" include all costs relating to the employment of the following individuals, occupying the following positions with respect to both Evergreen and BrainTech:

     Owen Jones - President
     Mary Ellen Ajtony - Administrative Assistant
     Jeffrey Maher - Accountant
     Manfred Kurschner - Investor Relations Manager
     Debra Meyer - Marketing Analyst
     Hong Nguyen - Network Supervisor

     and such other individuals as Evergreen and BrainTech shall agree from time to time. Without limitation, "Personnel Costs" also include costs, expenses or damages paid in respect of the termination of the employment of any of the above persons, in the event that the employment of any of the above persons is terminated simultaneously by BrainTech and Evergreen.

(b) "Premises Costs" include all costs relating to the rental, cleaning, maintenance and operation of the leasehold premises of Evergreen, and currently used by BrainTech as licensee.

(c) "Miscellaneous Costs" include such overhead costs as telephone and fax charges, courier services and office supplies.

2. Evergreen and BrainTech agree that each of Evergreen and BrainTech shall be responsible for one half of the Personnel Costs.

3. Evergreen and BrainTech agree that each of Evergreen and BrainTech shall be responsible for one half of the Premises Costs.

4. Evergreen and BrainTech agree that each of Evergreen and BrainTech shall be responsible for one half of the Miscellaneous Costs, to the extent that such costs cannot reasonably be allocated to the business of either Evergreen or BrainTech individually.

5. BrainTech acknowledges that nothing in this agreement shall give BrainTech any leasehold or other proprietary interest in the office premises of Evergreen, and that no disposition of

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     any such leasehold or other proprietary interest is created by this agreement, or has been created by any fact or event to the date hereof.

6. Evergreen and BrainTech acknowledge and agree that it is not practical to ensure that all payments in respect of the costs covered by this Agreement will be made equally by BrainTech and Evergreen in the first instance. BrainTech and Evergreen agree that they shall, from time to time, account to each other for their respective shares of the costs covered by this Agreement, for the purpose of ensuring that the intent of this Agreement is carried out.

7. Evergreen and BrainTech shall deal with each other in good faith with respect to all matters covered by this Agreement.


ACCEPTED AND AGREED TO:

EVERGREEN INTERNATIONAL TECHNOLOGY INC.
  per:



 /s/ E. A. White
---------------------------
Edward A. White, Director


BRAINTECH, INC.
  per:


 /s/ Grant Sutherland
----------------------------
Grant Sutherland, Director